EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Fred Zinn, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS 2010 SECOND QUARTER RESULTS

White Plains, New York – August 2, 2010 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RV) and manufactured homes, today reported net income for the second quarter ended June 30, 2010 of $9.6 million, or $0.43 per diluted share, compared to $2.6 million, or $0.12 per diluted share, for the 2009 second quarter. The 2009 second quarter included $0.7 million ($0.03 per diluted share), net of taxes, of extra expenses primarily due to plant consolidations related to unprecedented conditions in the RV and manufactured housing industries during that period.

Net sales in the second quarter of 2010 reached $174 million, 73 percent higher than the $101 million of net sales in the second quarter of 2009. This sales increase was largely the result of an 80 percent increase in industry-wide wholesale shipments of travel trailers and fifth-wheel RVs, and an estimated 15 percent increase in industry-wide production of manufactured homes. In addition, primarily as a result of new products, market share gains, and recent acquisitions, the Company’s product content for both RVs and manufactured homes increased for the 12 months ended June 30, 2010, compared to the year-earlier period.

“We are very pleased with our results for the quarter,” said Fred Zinn, Drew’s President and CEO. “Not only has the RV industry improved significantly from the depressed levels of 2008 and early 2009, but Drew has continued to gain market share. Drew’s sales remained strong in July 2010, reaching approximately $47 million, or 23 percent above last July. Compared to the second quarter, sales in July typically decline temporarily due to the annual one-week plant closures around July 4th by many RV manufacturers. Although the extent and longevity of the economic recovery remain uncertain, we are delighted with the strength of Drew’s operations, and that the improvement in the RV industry, which began last summer, has been more robust than expected.”

“While the growth in the RV industry initially came from increased production levels to restock dealer inventories, retail sales of travel trailer and fifth-wheel RVs in the U.S. and Canada have shown solid year-over-year increases from March through May 2010, the last month for which this retail data is available,” continued Zinn. “In addition, recently released data indicate that combined U.S. and Canadian retail sales of travel trailer and fifth-wheel RVs exceeded wholesale production in both April and May 2010, reversing the trend of late 2009 and early 2010, and alleviating concerns about increasing dealer inventories. Continued improvement in retail sales is still the key to sustained growth in the RV industry.”

“Further, Drew is experiencing market share gains in several of our new product lines,” said Jason Lippert, CEO of Drew’s subsidiaries, Lippert Components and Kinro. “In the first quarter of 2010, we acquired the rights to several new patent-pending RV products, including an innovative wall-slide mechanism, new leveling devices, and a new power roof lift for tent-campers. Customer response to these new products has been very favorable. Our product development team is top-notch, and we expect to continue increasing our RV content by developing new and innovative products that meet the needs and expectations of both OEMs and RV users.”

“Operating results in our manufactured housing segment also improved this quarter,” said Scott Mereness, President of Lippert Components and Kinro. “For the first time in many years, industry production of manufactured homes increased more than 10 percent over the prior year in each of March, April and May 2010, the last month for which data is available. While much of this industry increase was likely the result of the now-expired tax credit for first-time home buyers, we are encouraged by the success of our increased focus on aftermarket sales, as well as our market share gains in this segment. Our sales in this segment increased 35 percent in the 2010 second quarter, far outpacing the estimated 15 percent industry growth. Further, by leveraging our production capabilities, we were able to increase our operating profit in this segment substantially.”

After increasing significantly earlier this year, costs for the Company’s primary raw materials have declined in recent months. The higher-cost raw materials that were purchased earlier in 2010 adversely impacted second quarter operating results, but this impact is expected to diminish as lower-cost raw materials begin to flow through cost of sales later in the third quarter of 2010. “While current raw material costs are still higher than last year, we expect to manage the impact of these costs well, as we have in prior years,” said Jason Lippert.

Operating results in the second quarter of 2010 were also adversely impacted by $2 million of excess production costs incurred as a result of greater than anticipated increases in demand. “This quarter we had to rapidly ramp up production in certain RV product lines, and we incurred substantial overtime costs, as well as higher scrap and lower production efficiencies, because of the many new employees we hired,” said Scott Mereness. “We have many dedicated employees who worked extraordinarily long hours last quarter, and we truly appreciate their hard work. In recent weeks we have invested in new production capacity in those product lines, which will allow us to reduce costs in the coming quarters. We will continue to invest in our business as demand warrants.”

Because of the seasonality of the RV and manufactured housing industries, historically, the Company’s operating results in the first and fourth quarters have been the weakest, while the second and third quarters are traditionally stronger. However, because of increases in RV dealer inventories earlier this year, and the uncertain economic environment, seasonal industry trends may be different than in prior years.

“Our strong balance sheet puts us in a great position to continue to invest in growth opportunities, new capacity, and productivity improvements,” said Zinn. “At June 30, 2010, we had no debt and $58 million in cash and secure short-term investments. As always, we will be prudent about how and where we invest, but we will not hesitate to use our resources for appropriate opportunities to further improve our operating results and growth potential.”

Recreational Vehicle Products Segment
Drew supplies the following components for RVs:

●	Towable steel chassis	●	Aluminum windows and screens
●	Towable axles and suspension solutions	●	Chassis components
●	Slide-out mechanisms and solutions	●	Furniture and mattresses
●	Thermoformed bath, kitchen and other products	●	Entry and baggage doors
●	Toy hauler ramp doors	●	Entry steps
●	Manual, electric and hydraulic stabilizer and lifting systems	●	Other accessories

Drew’s RV Segment also manufactures specialty trailers for hauling boats, personal watercraft, snowmobiles and equipment.

The RV Segment represented 83 percent of Drew’s consolidated net sales in the second quarter of 2010, up from 78 percent in the 2009 second quarter. In the 2010 second quarter, more than 90 percent of RV Segment net sales were components for travel trailer and fifth-wheel RVs, with the balance primarily comprised of components for motorhomes and mid-size buses, and sales of specialty trailers, as well as axles for specialty trailers. Travel trailers and fifth-wheel RVs accounted for 82 percent of all RVs shipped by the industry in the second quarter of 2010.

RV Segment net sales in the second quarter of 2010 increased 83 percent over the 2009 second quarter, which exceeded the 80 percent increase in industry-wide wholesale production of travel trailers and fifth-wheel RVs, due to market share gains and new product introductions. Content per travel trailer and fifth-wheel RV for the 12 months ended June 2010 reached approximately $2,207, compared to about $2,033 for the 12 months ended June 2009, an increase of 9 percent.

RV segment operating profit in the second quarter of 2010 increased $8.9 million compared to the same period in 2009, 14 percent of the increase in net sales. This was less than the Company’s expected 20 percent incremental margin, in part because of higher raw material costs, as well as the $2 million of excess production costs incurred to meet the increase in demand for certain RV products. These excess production costs are expected to be substantially lower in the 2010 third quarter. Further, the impact of high raw material costs on gross margin in the third quarter is expected to be less, as raw material costs have declined from the peaks reached earlier this year.

Manufactured Housing Products Segment
Drew supplies the following components for manufactured homes:

●	Vinyl and aluminum windows and screens	●	Steel chassis
●	Thermoformed bath and kitchen products	●	Steel chassis parts
●	Steel and fiberglass entry doors	●	Axles
●	Aluminum and vinyl patio doors

Drew reported second quarter 2010 net sales of $29 million for its Manufactured Housing Segment, or 17 percent of consolidated net sales. This represented a 35 percent increase over the $22 million in net sales reported in the comparable period in 2009. The sales increase achieved was significantly greater than the estimated 15 percent increase in industry-wide wholesale production of manufactured homes, because of substantially increased aftermarket sales, as well as sales of the Company’s new entry door product line, partially offset by changes in customer mix. Drew’s content in the average manufactured home produced in the 12 months ended June 2010 was estimated to be $1,469, compared to approximately $1,461 for the 12 months ended June 2009.

MH segment operating profit in the second quarter of 2010 increased $2.1 million compared to the same period in 2009, 28 percent of the increase in net sales. This was higher than the Company’s expected 20 percent incremental margin despite high raw material costs, primarily because of improved production efficiencies and lower group insurance costs.

Balance Sheet and Other Items
“We continued to generate significant operating cash flow in the second quarter, with our cash and secure short-term investments increasing more than $6 million this quarter, to $58 million at June 30, 2010,” said Joseph Giordano, Drew’s CFO and Treasurer. “With no debt and substantial cash balances, we remain well-positioned to continue to take advantage of opportunities to further improve our results.”

Accounts receivable balances remain current, with only 20 days sales outstanding at June 30, 2010. Inventory balances at June 30, 2010 were only 18 percent higher than at June 30, 2009, despite the 73 percent increase in sales in the second quarter of 2010 as compared to the same period of 2009. Finished goods on hand represented less than a two-week supply.

Goodwill and other intangible assets increased by $7 million and $21 million, respectively, since December 31, 2009, primarily as a result of the two acquisitions completed in the first quarter. The $8 million increase in other long-term liabilities since the end of 2009 represents largely the estimated future earn-outs related to these acquisitions. As recently required by U.S. generally accepted accounting principles, estimated liabilities for these future earn-outs were re-evaluated at the end of the second quarter, with no material changes.

Capital expenditures were $3.3 million in the 2010 second quarter, while depreciation and amortization aggregated $4.5 million. Preliminary estimates for 2010 are that capital expenditures will be $10 million to $12 million for the full year, higher than previously expected due to planned investments to expand production capacity. Depreciation and amortization is expected to be approximately $17 million for 2010. The Company has nine owned facilities and vacant land, with an aggregate book value of $12.2 million, available for sale, of which four facilities are currently leased to third parties.

Non-cash stock-based compensation was $0.8 million in the second quarter of 2010, and preliminary estimates are that stock-based compensation will be $4 million to 5 million for the full year.

Conference Call & Webcast
Drew will provide an online, real-time webcast and rebroadcast of its second quarter 2010 earnings conference call on the Company’s website, www.drewindustries.com on Monday, August 2, 2010 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 12566046. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly-owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 24 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and steel-based components, vinyl, aluminum, glass and ABS resin), availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles (“RVs”), availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed manufactured homes and RVs, the disposition into the market by the Federal Emergency Management Agency (“FEMA”), by sale or otherwise, of RVs or manufactured homes purchased by FEMA, changes in zoning regulations for manufactured homes, sales declines in the RV or manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention of significant customers, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, national and regional economic conditions and consumer confidence affect the retail sale of RVs and manufactured homes.

DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(Unaudited)

	Six Months Ended		Three Months Ended
(In thousands, except per share amounts)	June 30,		June 30,		Last Twelve
	2010	2009	2010	2009	Months

Net sales	319,719	171,582	173,502	100,563	545,976
Cost of sales	248,502	145,203	135,944	80,010	422,428
Gross profit	71,217	26,379	37,558	20,553	123,548
Selling, general and administrative expenses	42,582	33,610	21,351	16,360	78,461
Goodwill impairment	-	45,040	-	-	-
Other (income)	-	(200)	-	-	(38)
Operating profit (loss)	28,635	(52,071)	16,207	4,193	45,125
Interest expense, net	647	435	421	235	1,001
Income (loss) income before income taxes	27,988	(52,506)	15,786	3,958	44,124
Provision (benefit) for income taxes	11,068	(18,360)	6,194	1,402	17,111
Net income (loss)	$16,920	$(34,146)	$9,592	2,556	27,013

Net income (loss) per common share:
Basic	$0.77	$(1.58)	$0.43	$0.12	$1.23
Diluted	$0.76	$(1.58)	$0.43	$0.12	$1.22

Weighted average common shares outstanding:
Basic	22,112	21,662	22,121	21,682	22,032
Diluted	22,262	21,662	22,276	21,738	22,181

Depreciation and amortization	$8,457	$9,312	$4,463	$4,242	$17,613
Capital expenditures	$4,471	$1,093	$3,281	$563	$6,485

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
(In thousands)	2010	2009	2010	2009

Net sales
RV Segment	$268,626	$131,161	$144,264	$78,881
MH Segment	51,093	40,421	29,238	21,682
Total net sales	$319,719	$171,582	$173,502	$100,563

Operating profit (loss)
RV Segment	$26,972	$(715)	$14,090	$5,148
MH Segment	5,302	(588)	3,736	1,593
Total segment operating profit (loss)	32,274	(1,303)	17,826	6,741
Corporate	(3,944)	(3,178)	(2,018)	(1,618)
Goodwill impairment	-	(45,040)	-	-
Other items	305	(2,550)	399	(930)
Total operating profit (loss)	$28,635	$(52,071)	$16,207	$4,193

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(Unaudited)

	June 30,		December 31,
(In thousands, except ratios)	2010	2009	2009

Current assets
Cash and cash equivalents	$47,073	$24,919	$52,365
Short-term investments	10,993	1,997	12,995
Accounts receivable, trade, less allowances	41,267	22,165	12,541
Inventories	69,175	58,833	57,757
Prepaid expenses and other current assets	15,156	16,667	13,793
Total current assets	183,664	124,581	149,451
Fixed assets, net	79,930	86,087	80,276
Goodwill	7,086	-	-
Other intangible assets, net	60,421	41,417	39,171
Deferred taxes	16,532	14,922	16,532
Other assets	3,021	3,521	2,635
Total assets	$350,654	$270,528	$288,065

Current liabilities
Current maturities of long-term indebtedness
Accounts payable, accrued expenses and other current liabilities	$-	$388	$-
Total current liabilities	71,507	33,499	35,707
Long-term indebtedness	-	800	-
Other long-term liabilities	16,211	9,260	8,243
Total liabilities	87,718	43,559	43,950
Total stockholders’ equity	262,936	226,969	244,115
Total liabilities and stockholders’ equity	$350,654	$270,528	$288,065

Current ratio	2.6	3.7	4.2
Total indebtedness to stockholders’ equity	-	-	-

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(Unaudited)

(In thousands)
	Six Months Ended
	June 30,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$16,920	$(34,146)
Adjustments to reconcile net income (loss) to cash flows provided by operating activities
Depreciation and amortization	8,457	9,312
Deferred taxes	-	(15,660)
(Gain) loss on disposal of fixed assets and other non-cash items	(754)	1,420
Stock-based compensation expense	1,831	2,143
Goodwill impairment	-	45,040
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(28,718)	(14,252)
Inventories	(11,959)	35,290
Prepaid expenses and other assets	(953)	672
Accounts payable, accrued expenses and other liabilities	32,898	(3,481)
Net cash flows provided by operating activities	17,722	26,338

Cash flows from investing activities:
Capital expenditures	(4,471)	(1,093)
Acquisitions of businesses	(21,400)	(339)
Proceeds from sales of fixed assets	804	751
Purchases of short-term investments	(12,992)	(1,997)
Proceeds from maturities of short-term investments	15,000	-
Other investing activities	(22)	(15)
Net cash flows used for investing activities	(23,081)	(2,693)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	-	5,775
Repayments under line of credit and other borrowings	-	(13,270)
Exercise of stock options and deferred stock units	70	94
Other financing activities	(3)	(17)
Net cash flows provided by (used for) financing activities	67	(7,418)

Net (decrease) increase in cash	(5,292)	16,227
Cash and cash equivalents at beginning of period	52,365	8,692
Cash and cash equivalents at end of period	$47,073	$24,919

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